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                                                                    Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 214 to Registration Statement No. 2-67052 on Form N-1A of our reports dated May 30, 2007, relating to the financial statements and financial highlights of Merk Hard Currency Fund, a series of Forum Funds, appearing in the Annual Reports on Form N-CSR of Forum Funds for the year ended March 31, 2007, and to the references to us under the captions "Financial Highlights" in the Prospectuses and "Independent Registered Public Accounting Firm" and "Financial Statements" in the Statements of Additional Information, each of which are part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP
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Boston, Massachusetts
August 6, 2007